Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

between

KLOTHO NEUROSCIENCES, INC.,

GREENLAND MERGER SUB, INC.

and

GREENLAND MINES CORP.,

dated as of March 4, 2026

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of March [4], 2026 is entered into by and among Klotho Neurosciences, Inc., a Delaware corporation (“PubCo”), Greenland Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“MergerSub”) and Greenland Mines Corp., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Boards of Directors of each of PubCo, MergerSub and the Company have each determined that it is fair to and in the best interests of their respective corporations and stockholders for MergerSub to be merged with and into the Company upon the terms and subject to the conditions set forth herein resulting in the Company becoming a wholly-owned subsidiary of PubCo;

WHEREAS, the Boards of Directors of each of MergerSub and the Company have approved the merger of MergerSub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), and upon the terms and subject to the conditions set forth herein and in the Certificate of Merger (the "Certificate of Merger") attached as Exhibit A hereto; and the Board of Directors of PubCo also has approved this Agreement and the Certificate of Merger;

WHEREAS, the requisite Company Stockholders have approved by written consent pursuant to Section 228 of the DGCL this Agreement and the Certificate of Merger and the transactions contemplated hereby and thereby, including the Merger, and PubCo, as the sole stockholder of MergerSub has approved this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby, including the Merger; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

“Acquisition Proposal” has the meaning set forth in Section 5.03.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Certificate of Designation, and such other documents and agreements required to be executed and delivered under this Agreement.

“Business” means the business of mining, exploration, and development of mineral resources, including precious metals and rare earth elements, as such business is carried on by the Company.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Certificate of Designation” means the Certificate of Designation of PubCo with respect to the Series C Preferred Stock.

“Closing” has the meaning set forth in Section 2.03(a).

“Closing Date” has the meaning set forth in Section 2.03(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Common Stock” has the meaning set forth in Section 3.02(a).

“Company Shares” has the meaning set forth in Section 2.03.

“Company Stockholders” means the stockholders of the Company set forth in Schedule A.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Dollars” or “$” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.06.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company or PubCo, as the case may be, or (b) the ability of a party to this Agreement to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company or PubCo operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) by mutual agreement of the parties hereto; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any natural or man-made disasters or acts of God; (ix) any epidemics, pandemics, or disease outbreaks or any worsening thereof; or (x) any failure by the Company or PubCo to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company or PubCo, as the case may be, compared to other participants in the industries in which the Company or PubCo conducts its businesses.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“PubCo Common Stock” means PubCo’s common stock, $0.0001 par value per share.

“PubCo Stockholder Approval” means the approval of PubCo’s stockholders at a duly convened PubCo Stockholder Meeting.

“PubCo Stockholder Approval Matters” means (i) the authorization for the conversion of the Merger Consideration Shares into shares of PubCo Common Stock, and (ii) any other proposals PubCo and the Company mutually agree is necessary or desirable to consummate the transactions contemplated by this Agreement or in connection with the Merger.

“PubCo Stockholder Meeting” means any annual or special meeting of the stockholders of PubCo.

“Merger Consideration Shares” means the 47,000 shares of PubCo’s Series C Preferred Stock issued to the Company Stockholders pursuant to Section 2.05(a)(ii) herein having the rights and preferences set forth in the Certificate of Designation.

“Real Property” means the real property owned by, or leased or subleased to, the Company, together with all buildings, structures and facilities located thereon.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Series C Preferred Stock” means PubCo’s Series C Preferred Stock having the rights and preferences as set forth in the Certificate of Designation attached hereto as Exhibit 1, which Series C Preferred Stock shall be non-voting and non-convertible prior to obtaining the PubCo Stockholder Approval. Following the PubCo Stockholder Approval, the Series C Preferred Stock shall be convertible into shares of PubCo Common Stock and shall vote on an as-converted basis.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

ARTICLE II
THe MERGER

Section 2.01 Error! Bookmark not defined.Merger. Subject to the terms and conditions of this Agreement and the Certificate of Merger, MergerSub shall be merged with and into the Company (the "Merger") in accordance with Section 251 of the DGCL. At the Effective Time (as hereinafter defined), the separate legal existence of MergerSub shall cease, and the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware under the name Greenland Mines Corp.

Section 2.02 Effective Time. The Merger shall become effective on the date and at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The filing of the Certificate of Merger as set forth in the first sentence of this Section 2.02 shall be the last action required prior to the Closing as contemplated hereby.

Section 2.03 Certificate of Incorporation, By-laws, Directors and Officers.

(a) The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time until further amended in accordance with applicable law.

(b) The By-laws of the Company, as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation from and after the Effective Time until amended in accordance with applicable law, the Certificate of Incorporation and such By-laws.

(c) The directors and officers of the Company shall be the directors and officers of the Surviving Corporation, and each shall hold his respective office or offices from and after the Effective Time until his successor shall have been elected and shall have qualified in accordance with applicable law, or as otherwise provided in the Certificate of Incorporation or By-laws of the Surviving Corporation.

Section 2.04 Assets and Liabilities. At the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the constituent corporations; and all and singular, the rights, privileges, powers and franchises of each of the constituent corporations, and all property, real, personal and mixed, and all debts due to any of the constituent corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the constituent corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the several and respective constituent corporations, and the title to any real estate vested by deed or otherwise in any of such constituent corporations shall not revert or be in any way impaired by the Merger; but all rights of creditors and all liens upon any property of any of the constituent corporations shall be preserved unimpaired, and all debts, liabilities and duties of the respective constituent corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

Section 2.05 Manner and Basis of Converting Shares.

(a) At the Effective Time:

(i) each share of common stock, par value $0.01 per share, of MergerSub that shall be outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive ten (10) shares of common stock of the Surviving Corporation, so that at the Effective Time, PubCo shall be the holder of all of the issued and outstanding shares of the Surviving Corporation;

(ii) the shares of common stock of the Company (the "Company Shares") beneficially owned by the Stockholders listed in Schedule A (other than shares of Company Shares as to which appraisal rights are perfected after the Effective Time pursuant to the applicable provisions of the DGCL and not withdrawn or otherwise forfeited), which shares constitute all of the issued and outstanding shares of capital stock of the Company, shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive the number of Merger Consideration Shares specified in Schedule A for each of the Company Stockholders; and

(iii) each share of Company Shares held in the treasury of the Company immediately prior to the Effective Time shall be cancelled in the Merger and cease to exist.

(b) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Shares that were outstanding immediately prior to the Effective Time.

Section 2.06 Surrender and Exchange of Certificates. Promptly after the Effective Time and upon (i) surrender of a certificate or certificates representing shares of Company Shares that were outstanding immediately prior to the Effective Time and (ii) delivery of a Letter of Transmittal, PubCo shall issue to the record holder of the Company Shares surrendering such certificate or certificates and Letter of Transmittal, a certificate or certificates registered in the name of such Stockholder representing the Merger Consideration Shares that such Stockholder shall be entitled to receive as set forth in Section 2.05(a)(ii) hereof. Until the certificate or certificates are surrendered together with the Letter of Transmittal as contemplated by this Section 2.06 hereof, each certificate that immediately prior to the Effective Time represented any outstanding shares of Common Shares shall be deemed at and after the Effective Time to represent only the right to receive upon surrender as aforesaid the Merger Consideration Shares specified in Schedule A hereof for the holder thereof or to perfect any rights of appraisal which such holder may have pursuant to the applicable provisions of the DGCL.

Section 2.07 Options and Warrants. All options, warrants and rights to purchase Company Shares outstanding as of the Effective Date will be exercised or terminated prior to or effective upon the Effective Time, and neither PubCo nor MergerSub shall assume or have any obligation with respect to such options, warrants or rights.

Section 2.08 Assurances. From time to time, from and after the Effective Time, as and when requested by PubCo, MergerSub or their respective successors or assigns, the proper officers and directors of the Company as of the Effective Time shall, for and on behalf and in the name of the Company or otherwise, shall execute and deliver all such deeds, bills of sale, assignments and other instruments and shall take or cause to be taken such further actions as PubCo, MergerSub or their respective successors or assigns may deem necessary or desirable in order to confirm or record or otherwise transfer to the Surviving Corporation title to and possession of all of the properties, rights, privileges, powers, franchises and immunities of the Company or otherwise to carry out fully the provisions and purposes of this Agreement and the Certificate of Merger.

ARTICLE III
Representations and warranties of THE COMPANY

Except as set forth in the correspondingly numbered Section of the disclosure schedules delivered by the Company (the “Company Disclosure Letter”) on or prior to the date hereof, it being specifically agreed that disclosure of any item in any section of the Company Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be a disclosure with respect to any other section to which the relevance of such item is reasonably apparent, the Company hereby represents and warrants to PubCo that, as of the date hereof:

Section 3.01 Organization, Authority and Qualification of the Company. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. All corporate actions taken by the Company in connection with this Agreement and the Ancillary Documents to which the Company is a party, has been duly authorized.

(b) Other than owning an eighty percent (80%) interest in Major Precious Greenland A/S, a Greenland corporation (the "Subsidiary"), the Company has no subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business. The Company owns all of its shares of equity in the Subsidiary free and clear of all Encumbrances. Except for the twenty percent (20%) equity interest owned by Intrusion Precious Metals Corp., a British Columbia corporation, no other party owns any equity interest in Subsidiary. No other party including Intrusion Precious Metals Corp., holds any options, warrants or rights to acquire equity securities of Subsidiary or other equity securities of such Subsidiary, other than the membership interests owned by the Company. Unless the context otherwise requires, all references in this Section 3.01 to the "Company" shall be treated as being a reference to the Company and the Subsidiary taken together as one enterprise.

Section 3.02 Capitalization; Ownership of Shares.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value [$0.001] per share (“Company Common Stock”), of which all 100,000,000 shares are issued and outstanding and constitute the Company Shares. All of the Company Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the stockholders as set forth on Schedule A hereto, free and clear of all Encumbrances.

(b) None of the Shares were issued in violation of any agreement, arrangement or commitment to which the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c) The Company does not have any outstanding warrants, bonds, debentures, notes or other obligations (or those that are convertible into, or exchangeable or exercisable for, Company Common Stock). Except as set forth in the Company Disclosure Letter, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company or the Subsidiary, other than the Company Shares and the Subsidiary equity interests disclosed in Section 3.01(b), (B) securities of the Company or the Subsidiary convertible into or exchangeable or exercisable for shares of capital stock of the Company or the Subsidiary or other voting securities or equity interests of the Company or the Subsidiary (including any SAFEs), (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or the Subsidiary or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or the Subsidiary, or obligations of the Company or the Subsidiary to issue, any shares of capital stock of the Company or the Subsidiary or exercisable for capital stock or other voting securities or equity interests of the Company or the Subsidiary or rights or interests described in the preceding clause (C), or (E) obligations of the Company or the Subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or the Subsidiary is a party or of which the Company has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or the Subsidiary.

Section 3.03 No Subsidiaries or Business. Except for the Company’s Major Precious Greenland A/S subsidiary, the Company does not own or operate any other Subsidiaries and does not own any equity interest in any other entity. As of the date of this Agreement, the Company’s sole business and operations is the Business operating by the Company’s Major Precious Greenland A/S subsidiary.

Section 3.04 No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a material violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company; (b) conflict with or result in a material violation or breach of any provision of any Law or Governmental Order applicable the Company; (c) require the consent, notice or other action by any Person under, conflict with, result in a material violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of their respective properties and assets are subject, or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby.

Section 3.05 [Reserved]

Section 3.06 [Reserved]

Section 3.07 Undisclosed Liabilities. The Company does not have any liabilities, obligations or commitments of any nature whatsoever, whether absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), other than (a) those set forth in Schedule 3.07 of the Company Disclosure Letter, (b) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (c) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount, (d) liabilities arising under or relating to the Mining Rights Agreements, including any royalty obligations, work commitments, environmental remediation obligations, or other obligations thereunder, and (e) liabilities arising under this Agreement and the transactions contemplated hereby.

Section 3.08  Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, the business of the Company has been conducted in the ordinary course of business, and there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(b) material amendment of the charter, by-laws or other organizational documents of the Company;

(c) issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock other than in connection with issuance or sale of capital stock to the Company, grant or exercise of options under existing incentive plan or issuance of equity to vendor, financial institutions and other third parties in the ordinary course of business;

(d) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(e) entry into any Contract that would constitute a Material Contract other than in the ordinary course of business;

(f) incurrence, assumption or guarantee of any material indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business;

(g) transfer, assignment, sale or other disposition of any material assets shown or reflected in the Balance Sheet or cancellation of any material debts or entitlements;

(h) capital investment in, or loan to, any other Person not including extension of credit in the ordinary course of business;

(i) acceleration, termination, material modification to or cancellation of any Material Contracts to which the Company is a party or by which it is bound;

(j) imposition of any Encumbrance upon any of the Company’s material properties or assets, tangible or intangible;

(k) loan to (or forgiveness of any loan to), or entry into any other material transaction with, any of the Company’s stockholders or current or former directors, officers and employees;

(l) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law, other than in connection with or with respect to the Company;

(m) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have a Material Adverse Effect on the Company in respect of any Post-Closing Tax Period; or

(n) Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Title to Assets; Real Property.  The Company has good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets owned or used in the operation of its Business or reflected in the Financial Statements (or acquired after the Balance Sheet Date), other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date.

Section 3.10 Condition and Sufficiency of Assets. The fixtures, machinery, equipment, and other items of tangible personal property currently owned or leased by the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such fixtures, machinery, equipment, and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The fixtures, machinery, equipment, and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business of the Company.

Section 3.11 Mining Rights.

(a) All of the mining rights agreements and licenses (the “Mining Rights Agreements”) held by Major Precious Greenland A/S (“Major Precious”) as set forth in the Subscription, Joint Venture and Option Agreement dated February 25, 2026 among the Company, Major Precious and Intrusion Precious Metal Corp. (the “Joint Venture Agreement”) are in full force and effect and have not been amended, supplemented, or otherwise modified. True, correct and complete copies of the Mining Rights Agreements, the Joint Venture Agreement, and all amendments and related instruments have been made available to PubCo.

(b) Major Precious is not in breach or default under any Mining Rights Agreement, and no event has occurred or circumstance exists which, with notice, lapse of time, or both, would constitute a breach or default by Major Precious. Major Precious has not received any written notice alleging any breach, default, termination, suspension, or dispute under any Mining Rights Agreement.

(c) No event has occurred which would permit the counterparty to terminate, suspend, cancel, modify, or declare a forfeiture of any Mining Rights Agreement. The Mining Rights Agreements are not subject to forfeiture, cancellation, or material modification as a result of any failure to satisfy work commitments, payment obligations, reporting requirements, or other performance obligations.

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, including the Transaction and any resulting change of control of the Company, will (i) require the consent of any counterparty under the Mining Rights Agreements, or (ii) result in any termination right, penalty, royalty adjustment, forfeiture right, buy-back right, or other adverse consequence thereunder.

(e) The Mining Rights Agreements grant Major Precious the exclusive rights set forth therein with respect to the minerals and contract area described therein. Major Precious holds its interests under the Mining Rights Agreements free and clear of all Encumbrances other than Permitted Liens. There are no outstanding assignments, earn-in rights, net profits interests, royalties, streaming arrangements, production payments, or similar burdens affecting the Mining Rights Agreements.

(f) All rentals, royalties, minimum payments, exploration expenditures, work commitments, and other amounts due under the Mining Rights Agreements have been timely paid or satisfied. There are no outstanding disputes regarding the calculation or payment of royalties or other amounts due.

(g) The Mining Rights Agreements remain in effect through their stated terms and no notice of termination or non-renewal has been given or received. Major Precious has satisfied all conditions required to maintain the Mining Rights Agreements in good standing through the date hereof.

(h) There are no pending or threatened claims, disputes, or proceedings challenging the validity, enforceability, scope, or priority of the Mining Rights Agreements or Major Precious’s rights thereunder.

(i) There are no oral agreements, side letters, amendments, understandings, or commitments relating to the Mining Rights Agreements or the Joint Venture Agreement, other than as set forth in Schedule 3.11(i) of the Company Disclosure Letter.

Section 3.12 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or threatened against or by the Company, which has a Material Adverse Effect on the Company or any of its properties or assets (or any Affiliate thereof and relating to the Company) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.13 Compliance With Laws; Permits.

(a) The Company has complied, and is now complying, in all material respects with all Laws applicable to its business, properties or assets.

(b) All material Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full.

Section 3.14 Taxes.

(a) All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law in all material respects.

(c) Except as would not be material to the Company, there are no disputes, audits, examinations, assessments or other actions concerning any Tax liability of the Company pending or threatened by any Governmental Authority against, or with respect to, the Company that remain unpaid, and the Company has not received written notice of any threatened audits, examinations or assessments relating to any Taxes.

(d) The Company has not waived any statute of limitations in respect of Taxes (other than as a result of any extension to file a Tax Return that is automatically granted) or agreed to, or requested, any extension of time with respect to a Tax assessment or deficiency, in each case that is in effect as of the date hereof.

(e) The Company has not constituted a “distributing corporation” or “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(f) The Company has not entered into or been a party to any “listed transaction” within the meaning of Treasury regulations Section 1.6011-4(b)(2) for a taxable period for which the applicable statute of limitations remains open.

(g) The Company is not party to any agreements relating to the allocation or sharing of Taxes, including Tax indemnity agreements, other than customary commercial contracts entered into in the Ordinary Course of Business the primary purpose of which does not relate to Tax.

(h) The Company (i) has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or similar provision of local, state or non-U.S. Law), other than any affiliated group of which the Company is the common parent or (ii) does not have any liability for the Taxes of any Person (other than any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of local, state or non-U.S. Law) as a transferee or successor, or by contract other than customary commercial contracts entered into in the Ordinary Course of Business the primary purpose of which does not relate to Tax.

(i) The Company is not subject to Tax in any jurisdiction other than the jurisdiction in which it is organized, by virtue of having a permanent establishment, fixed place of business or otherwise. As of the date hereof, no claim has been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(j) The Company Disclosure Letter sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment.

Section 3.15 Material Contracts.

(a) Except as set forth in the Company Disclosure Letter, as of the date of this Agreement, the Company is not a party to any of the following contracts that are currently in effect (each being a “Material Contract”):

(i) Contracts involving aggregate consideration payable by the Company in excess of $25,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii) Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) Contracts that provide for the assumption by the Company of any Tax, environmental or other Liability of any Person;

(iv) Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise) that is not in the ordinary course of business of the Company;

(v) Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company in excess of $25,000;

(vi) Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area that the Company currently conducts business in or competes in;

(vii) Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company with any other Person, including without limitation the Joint Venture Agreement; and

(viii) Collective bargaining agreements or Contracts with any union to which the Company is a party or any employment, consulting or similar agreement that is not terminable at will by the Company with no more than 30 days notice and without any ongoing obligation or severance or other similar obligation.

As of the date of this Agreement, each Material Contract set forth in the Company Disclosure Letter is in full force and effect and is a valid and binding agreement enforceable against the Company and the other party or parties thereto, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity.

Section 3.16 Books and Records. The minute books and stock record books of the Company, all of which have been made available to PubCo, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.17 Anti-Corruption.

(a) Neither the Company nor any director or officer or any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company), has directly or indirectly (i) given any funds (whether of the Company or otherwise) for unlawful contributions, unlawful gifts or unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to, or otherwise unlawfully provided anything of value to, any foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or solicited or accepted any such payment or thing of value, or (iii) violated any provision of any Anti-Corruption Law. Since January 1, 2025, neither the Company nor any director or officer or any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or any representative or agent of the Company (acting in the capacity of a representative or agent of the Company), has received any written communication that alleges any of the foregoing. To the Knowledge of the Company, the Company has disclosed to PubCo any and all allegations that have been made of any potential wrongdoing by the Company or by any director, officer, employee, agent or representative of the Company (acting in the capacity of a director, officer, employee, agent or representative of the Company) with respect to any Anti-Corruption Law.

(b) There are not, and since February 4, 2025, there have not been, any Legal Proceedings with respect to any Anti-Corruption Law pending or, to the Knowledge of the Company, threatened in writing against the Company, any director or officer or any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or any representative or agent of the Company (acting in the capacity of a representative or agent of the Company). Since February 4, 2025, neither the Company nor any director or officer or any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or any representative or agent of the Company (acting in the capacity of a representative or agent of the Company), has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged irregularity, misstatement, omission or other potential violation or liability arising under or relating to any Anti-Corruption Law.

Section 3.18 Related Party Transactions. Except as set forth in the Company Disclosure Letter, there are no Contracts or other arrangements involving the Company in which any Company Stockholder, its Affiliates, or any of its or their respective directors, officers, or employees or any immediate family members thereof is a party, has a financial interest, or otherwise owns or leases any material asset, property, or right which is used by the Company.

Section 3.19 Brokers. No broker, finder or investment banker (collectively, a “Broker”) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

ARTICLE IV
Representations and warranties of PubCo AND MERGERSUB

Except as set forth in the correspondingly numbered section of the disclosure schedules delivered by PubCo (the “PubCo Disclosure Letter”) on or after the date hereof, it being agreed that disclosure of any item in any section of the PubCo Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be a disclosure with respect to any other section to which the relevance of such item is reasonably apparent, PubCo and MergerSub represent and warrant to the Company that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of PubCo and MergerSub. PubCo and MergerSub are each a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. PubCo and MergerSub each have full corporate power and authority to enter into this Agreement and the Ancillary Documents to which each is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by PubCo and MergerSub of this Agreement and any Ancillary Document to which PubCo or MergerSub is or will be a party, the performance by PubCo and MergerSub of each’s obligations hereunder and thereunder and the consummation by PubCo and MergerSub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of PubCo or MergerSub. This Agreement has been duly executed and delivered by PubCo and MergerSub and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a legal, valid and binding obligation of PubCo and MergerSub enforceable against each in accordance with its terms. When each Ancillary Document to which PubCo or MergerSub is or will be a party has been duly executed and delivered by PubCo and MergerSub, respectively (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of PubCo and MergerSub enforceable against each in accordance with its terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by PubCo and MergerSub of this Agreement and the Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of PubCo and MergerSub subject to the filing of the Series C Designation with the State of Delaware; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to PubCo or MergerSub; or (c) except as set forth in the PubCo Disclosure Letter, require the consent, notice or other action by any Person under any Contract to which PubCo or MergerSub is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to PubCo or MergerSub in connection with the execution and delivery of this Agreement and the Ancillary Documents to which PubCo or MergerSub is or will be a party and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a material adverse effect on the ability of PubCo and MergerSub to consummate the transactions contemplated hereby on a timely basis.

Section 4.03 Investment Purpose. PubCo is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. PubCo acknowledges that the Shares are not registered under the Securities Act, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. PubCo is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Shares.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or based upon arrangements made by or on behalf of PubCo.

Section 4.05 Capital Stock. The authorized capital stock of PubCo consists of 1,000,000,000 shares of PubCo Common Stock and 10,000,000 shares of PubCo Preferred Stock (the “Preferred Stock”). As of the close of business on March 3, 2026 (the “Measurement Date”), (i) ____________ shares of PubCo Common Stock (excluding treasury shares) are issued and outstanding, all of which were validly issued, fully paid and nonassessable (which term means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares) and are free of preemptive rights, (ii) _________ shares of PubCo Common Stock are reserved for issuance under publicly traded warrants issued by the PubCo, (iii) _______________ shares of PubCo Common Stock are reserved for issuance under private warrants issued by PubCo in connection with its February 2026 private placement and (iv) 50,000 shares of Series C Preferred Stock are authorized and none are issued and outstanding. Except as listed above, PubCo does not have any outstanding warrants, bonds, debentures, notes or other obligations (or those that are convertible into, or exchangeable or exercisable for, PubCo Common Stock). Except as set forth above or in the PubCo Disclosure Letter, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of PubCo or any of its Subsidiaries, (B) securities of PubCo or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of PubCo or any of its Subsidiaries or other voting securities or equity interests of PubCo or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of PubCo or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from PubCo or any of its Subsidiaries, or obligations of PubCo or any of its Subsidiaries to issue, any shares of capital stock of PubCo or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of PubCo or any of its Subsidiaries or rights or interests described in the preceding clause (C), or (E) obligations of PubCo or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which PubCo or any of its Subsidiaries is a party or of which PubCo has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of PubCo or any of its Subsidiaries. Except as set forth in the PubCo Disclosure Letter, the execution and performance of this Agreement and the Share Exchange contemplated herein, the issuance of the Merger Consideration Shares will not violate or conflict with the terms and conditions of any warrants issued by the PubCo and will not trigger any changes, amendments, or adjustments, including without limitation, any price adjustment, reset, anti-dilution or similar adjustment.

Section 4.06 SEC Reporting.

(a) PubCo has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by PubCo since January 1, 2024, including all SEC Filings (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “PubCo SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the PubCo SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the PubCo SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the PubCo SEC Documents (i) have been prepared in a manner consistent with the books and records of PubCo, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of PubCo and its consolidated subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since January 1, 2024, PubCo has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of PubCo have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) PubCo maintains and since January 1, 2024, has maintained disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed and reasonably effective to ensure that all information (both financial and non-financial) relating to PubCo and its Subsidiaries required to be disclosed in PubCo’s periodic reports under the Exchange Act is made known to PubCo’s principal executive officer and its principal financial officer by others within PubCo or any of its Subsidiaries, and such disclosure controls and procedures are effective in timely alerting PubCo’s principal executive officer and its principal financial officer to such information required to be included in PubCo’s periodic reports required under the Exchange Act. PubCo maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably sufficient (i) to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (B) that transactions are executed only in accordance with the authorization of management, and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of PubCo’s properties or assets that could have a material effect on the financial statements and (ii) such that all material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(d) Except as specifically noted herein, nothing disclosed in the PubCo SEC Documents shall be deemed to be a qualification of, or modification to, the representations and warranties in this Article IV.

Section 4.07 Undisclosed Liabilities. As of the date of this Agreement, except as set forth in the PubCo Disclosure Letter, there are no Liabilities of PubCo or any of its Subsidiaries, individually or in the aggregate, that are required to be recorded or reflected on a balance sheet prepared in accordance with GAAP, other than:

(a) Liabilities reflected or reserved against in the consolidated balance sheet of PubCo and its consolidated Subsidiaries as of December 31, 2024 or the footnotes thereto set forth in the PubCo SEC Documents;

(b) Liabilities incurred since December 31, 2024 in the ordinary course of business (none of which is a Liability for tort, breach of contract or environmental Liability);

(c) Liabilities incurred in connection with the Share Exchange or as permitted or contemplated expressly by this Agreement; and

(d) Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PubCo.

Section 4.08 Legal Proceedings. (a) there are no Actions pending or, to PubCo’s knowledge, threatened against or by PubCo or any Affiliate of PubCo or any of their assets or properties that would, individually or in the aggregate, reasonably be expected to be material to PubCo and its Subsidiaries, (b) there are no Orders outstanding against PubCo and its Subsidiaries or any of their assets or properties that would, individually or in the aggregate, reasonably be expected to be material to PubCo and its Subsidiaries, and (c) no Action pending or, to PubCo’s knowledge, threatened against or by PubCo or any Affiliate of PubCo, that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.09 Taxes.

(a) All Tax Returns required to be filed by PubCo have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by PubCo (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) PubCo has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law in all material respect.

(c) No claim has been made by any taxing authority against PubCo in any jurisdiction where PubCo may be subject to Tax by that jurisdiction.

Section 4.10 MergerSub. MergerSub was formed on March 3, 2026 and has not conducted any business since formation.

Section 4.11 Nasdaq Listing. Shares of the PubCo Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed on the Nasdaq Capital Market under the symbol “KLTO”. Except as disclosed in the final sentence of this Section 4.11, PubCo is in compliance in all material respects with the rules of Nasdaq and there is no Action or proceeding pending or, to the knowledge of PubCo, threatened against PubCo by Nasdaq or the SEC with respect to any intention by such entity to deregister the PubCo Common Stock or terminate the listing of the PubCo Common Stock on Nasdaq. None of PubCo nor any of its Affiliates or Representatives has taken any action to terminate the registration of the PubCo Common Stock under the Exchange Act except as expressly contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Section 4.11, on September 19, 2025, PubCo received a delinquency notification letter from Nasdaq due to the failure of PubCo’s common stock to maintain a minimum bid price of $1 per share for 30 consecutive business days as required by Nasdaq Listing Rule 5550(a)(2).

ARTICLE V
Covenants

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), PubCo and the Company each shall (x) conduct their respective business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of such company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with such company.

Section 5.02 Access to Information. From the date hereof until the Closing, each party hereto shall, (a) afford the other party and its Representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to such company; and (b) furnish such requesting party and its Representatives with such financial, operating and other data and information related to the PubCo, the Company and their respective Subsidiaries, as the requesting party or any of its Representatives may reasonably request. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of any party hereto. No investigation by any party hereto shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the other parties in this Agreement. PubCo and the Company shall comply with and shall use their reasonable best efforts to cause their respective Representatives to comply with, all of their respective obligations under any applicable confidentiality agreement to which they are subject, with respect to the information disclosed under this Section 5.02.Error! Reference source not found.

Section 5.03 No Solicitation of Other Bids.  The Company shall not authorize or permit any of their respective Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal with respect to the Company; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal with respect to the Company; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal with respect to the Company. The Company shall immediately cease and cause to be terminated, and shall cause their respective Affiliates and all of its and their respective Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company pursuant to which such third-party purchaser directly or indirectly acquires beneficial or record ownership of securities representing more than 50% of the outstanding securities of any class of voting securities of a party; (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets, respectively or (iv) the issuance by the Company of any of its securities pursuant to an underwritten initial public offering that is offered pursuant to a registration statement filed under the 1933 Act.

Section 5.04 Notice of Certain Events.

(a) From the date hereof until the Closing, the Company shall promptly notify PubCo in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the completion the Merger contemplated by this Agreement; and

(iii) any notice or other communication from any Governmental Authority in connection with the completion of the Merger contemplated by this Agreement.

(b) PubCo’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement (including Error! Reference source not found. and Error! Reference source not found.) and shall not be deemed to amend or supplement the Company Disclosure Letter unless otherwise agreed in writing by PubCo.

Section 5.05 Governmental and Other Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) The Company and PubCo shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.04 and Section 4.02 of the Disclosure Schedules as promptly as practicable after the Closing and prior to the PubCo Stockholder Meeting.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding any matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, the Company shall, subsequent to the Closing, cooperate with PubCo in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Company shall use its reasonable best efforts to provide PubCo with the rights and benefits of the affected Contract for the term thereof.

(e) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

Section 5.06 Closing Conditions From the date hereof until the Closing, each party hereto shall use its reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof that are applicable to it.

Section 5.07 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.08 Conversion of Series C Preferred Stock Limitations; PubCo Shareholder Approval. The Company hereby agrees that notwithstanding anything in this Agreement or the Series C Preferred Stock Designation to the contrary, until such time as PubCo has obtained the PubCo Shareholder Approval, neither any Company Stockholder, nor any transferee of the Merger Consideration Shares, shall be entitled to convert the Merger Consideration Shares into shares of PubCo Common Stock. The Merger Consideration Shares shall bear a legend with respect to such limitation. PubCo shall use its reasonable best efforts to obtain the PubCo Shareholder Approval for the conversion of the Merger Consideration Shares into shares of PubCo Common Stock at the 2026 Annual PubCo Stockholder Meeting or at a special meeting of the stockholders of PubCo, which meeting shall be held no later than 60 days following the Closing Date.

Section 5.09 Audit. From and after the Closing, the Company agrees to cooperate with PubCo and PubCo’s auditors in conducting any audit of the Company’s financial statements that may be required under Applicable Law for the period prior to Closing (the “Audit”). In connection therewith, the Company agrees to make all of the applicable books and records available to PubCo and PubCo’s Auditor and to make the appropriate individuals and outside accountants available to PubCo and PubCo’s Auditor in connection therewith.

Section 5.10 Board of Directors. As of the Closing, Company shall have the right to designate one (1) director to PubCo’s Board of Directors (the “Designated Director”), which Designated Director shall be subject to the consent of PubCo, not to be unreasonably withheld, conditioned or delayed, and which Designated Director shall be entitled to serve as a director until PubCo’s next regularly scheduled annual meeting of stockholders. PubCo shall take no action to change the size of the Board of Directors unless such Designated Director approves such change.

Section 5.11 Confidentiality. From and after the Closing, the Company shall, and shall cause their respective Affiliates to, hold in confidence any and all proprietary or confidential information, whether written or oral, concerning the Business, except to the extent that such the Company can show that such information: (a) is generally available to and known by the public through no fault of the Company, or any of their respective Affiliates or their respective Representatives; (b) is lawfully acquired by the Company, its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (c) was independently developed by the Company or its Affiliates after the Closing without any use of confidential information. In the event that after the Closing, the Company or any of its Affiliates or their respective Representatives are compelled to disclose any such information by judicial or administrative process or by other requirements of Law. The Company will (i) provide PubCo with prompt notice before such disclosure so that PubCo may attempt to obtain a protective order or other assurance that confidential treatment will be accorded to such information, (ii) cooperate with PubCo in attempting to obtain such order or assurance, and (iii) disclose only that portion of such information which the Company is legally required to disclose.

Section 5.12 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.13 Subsidiary Management Agreement. Within thirty (30) days after the Closing, PubCo shall transfer to a wholly-owned subsidiary all agreements and assets associated with PubCo’s pharmaceutical development projects (the “Klotho Operating Subsidiary”) and the Company and PubCo shall negotiate in good faith a management agreement for the Klotho Operating Subsidiary (the “Subsidiary Management Agreement”) which shall provide, among other things, that the current officers of the Company shall be appointed as officers of the Klotho Operating Subsidiary and that the cash balance of PubCo immediately prior to the closing of the Securities Purchase Agreement dated February 19, 2026 that closed March 2, 2026 (but excluding any proceeds from such raise and any amounts reasonably necessary for the Company to satisfy its obligations under this Agreement and to operate its business for thirty (30) days following Closing), shall be transferred to a bank account in the name of the Klotho Operating Subsidiary. The Subsidiary Management Agreement shall also provide that all payments received by PubCo from Meteora Capital Partners and its affiliates shall be assigned to the Klotho Operating Subsidiary and that upon the exercise of any of PubCo’s outstanding public warrants, 20% of the amounts received for the exercises of the public warrants shall be assigned to the Klotho Operating Subsidiary.

Section 5.14 Management of PubCo Capital Raises After Closing. From and after the Closing until the shareholder meeting described in Section 5.10, PubCo shall not undertake any capital raises, including but not limited to issuing new equity or debt securities, without obtaining the prior written approval of the Designated Director, which approval shall be in such Designated Director’s sole discretion. The determination and application of the use of proceeds from any future capital raises by PubCo shall require the prior written approval of such Designated Director. This approval process is intended to ensure that such proceeds are used in a manner that aligns with the strategic interests of the Company and its stockholders. To effect such intent, PubCo shall appoint a designee of Company to serve as an officer of the Company (the “Designated Officer”). The Designated Officer shall be a required signatory on such bank accounts as hold all PubCo funds other than the Klotho Operating Subsidiary.

ARTICLE VIe
[RESERVED]

ARTICLE VII
Conditions to closing

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) The Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.04 and Section 5.08 and PubCo shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02, in each case, in form and substance reasonably satisfactory to PubCo and the Company, as the case may be, and none of such consent, authorization, order and approval shall have been revoked as of the Closing Date; provided that the failure to obtain any such consent, authorization, order or approval shall not be a condition to Closing if such failure would not reasonably be expected to have a Material Adverse Effect on the Company or PubCo, as applicable.

Section 7.02 Conditions to Obligations of PubCo. The obligations of PubCo to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or PubCo’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of the Company contained in this Agreement and the Ancillary Documents (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualifications contained therein) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company Fundamental Representations shall be true and correct in all respects.

(b) The Company shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No Action shall have been commenced by a Governmental Authority against PubCo or the Company that seeks to prevent, enjoin, or materially delay the Closing and with respect to which a preliminary injunction or temporary restraining order has been issued. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) The Ancillary Documents to which the Company is a party shall have been executed and delivered by the Company and the other parties thereto and true and complete copies thereof shall have been delivered to PubCo.

(e) The Company shall have delivered to PubCo a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

(f) PubCo shall have received a certificate, dated the Closing Date and signed by a duly authorized Representative of the Company, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

Section 7.03 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of PubCo contained in this Agreement and the Ancillary Documents (other than the PubCo Fundamental Representations) shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualifications contained therein) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PubCo. The PubCo Fundamental Representations shall be true and correct in all respects.

(b) PubCo shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements and covenants that are qualified by materiality, PubCo shall have performed such agreements and covenants, as so qualified, in all respects.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) The Ancillary Documents shall have been executed and delivered by the parties thereto and complete copies thereof shall have been delivered to the Company.

(e) PubCo shall have filed the Certificate of Designation with respect to the Series C Preferred Stock with the Secretary of State of Delaware.

(f) The Company shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of PubCo, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(g) The Company shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of PubCo certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of PubCo authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h) The Company shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of PubCo certifying the names and signatures of the officers of PubCo authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(i) Shares of the PubCo Common Stock shall remain listed on the Nasdaq Capital Market, and PubCo shall not have received any notice from Nasdaq indicating that the PubCo Common Stock will be delisted.

ARTICLE VIII
[RESERVED]

ARTICLE IX
Miscellaneous

Section 9.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to the Company:	E-mail:
Attention
with a copy to:		Kaufman & Canoles, P.C.
Two James Center, 14th Floor
1021 E. Cary St.
Richmond, VA 23219
	E-mail:	tony.basch@kaufcan.com
	Attention:	Anthony W. Basch, Esq.
If to PubCo:		Klotho Neurosciences, Inc.
1300 South Boulevard, Unit D
Charlotte, NC 28203
	E-mail:	jsinkule@klothoneuro.com
	Attention:	Joseph Sinkule, CEO
Cyruli Shanks & Zizmor, LLP
420 Lexington Avenue
with a copy to:		Suite 2320
New York, NY 10170
	E-mail:	pgoodman@cszlaw.com
	Attention:	Paul Goodman, Esq.

Section 9.03 Interpretation. For purposes of this Agreement, unless otherwise expressly provided, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that prior to the Closing Date, PubCo may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.08 No Third-Party Beneficiaries. Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).

Section 9.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12 No Presumption Against Drafting Party. PubCo and the Company agree and acknowledge that this Agreement has been freely negotiated by both parties at arm’s length between Persons sophisticated and knowledgeable in the matters dealt with herein, and that each party has had an opportunity to consult with an attorney in reviewing and drafting this Agreement. PubCo and the Company further agree that in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Agreement or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Agreement or any portion thereof.

Section 9.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission (including .pdf or similar electronic signature format complying with the U.S. federal ESIGN Act or the Uniform Electronic Transactions Act) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers or representatives.

PUBCO:

By:	/s/ Joseph A. Sinkule
Name:	Joseph A. Sinkule
Title:	Chief Executive Officer

MERGERSUB:

By:	/s/ Joseph A. Sinkule
Name:	Joseph A. Sinkule
Title:	Chief Executive Officer

THE COMPANY:

By:	/s/ Kristin Fedchuk
Name:	Kristin Fedchuk
Title:	President